Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-122855, 333-131883, 333-143335, 333-149189, 333-145925, 333-159036, 333-162539 and 333-173935 on Form S-4 and Registration Statement Nos. 333-120777, 333-120778, 333-112428, 333-51434, 333-126567 and 333-145925 on Form S-8 of News Corporation of our report dated 1 October 2012 relating to the consolidated financial statements of British Sky Broadcasting Group plc and subsidiaries for the year ended 30 June 2012 appearing in this amendment to the Annual Report on Form 10-K of News Corporation for the year ended 30 June 2012.

Deloitte LLP

London, United Kingdom

1 October 2012